Exhibit 4.19

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of May 31, 2005 among Resolution Specialty Materials LLC, a Delaware limited liability company (“RSM LLC”), Resolutions’ JV LLC, a Delaware limited liability company (“RJV”), Lawter International Inc., a Delaware corporation (“Lawter”), Resolution Specialty Materials Capital Corp., a Delaware corporation (“RSM Capital” and, together with RSM LLC, RJV and Lawter, the “New Guarantors”), Resolution Performance Products Corp. (formerly known as Resolution Performance Products LLC), a Delaware corporation (the “Company”), RPP Capital Corporation, a Delaware corporation (“RPP Capital” and, together with the Company, the “Issuers”), and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Company has converted from a Delaware limited liability company to a Delaware corporation;

WHEREAS, the Issuers and the Trustee have entered into that certain Indenture (the “Indenture”) dated as of April 9, 2003, providing for the issuance of 9½% Senior Second Secured Notes due 2010 (the “Securities”);

WHEREAS, Section 4.21 of the Indenture provides that if the Company organizes or acquires any Domestic Restricted Subsidiary after the Issue Date, under certain circumstances, the Company shall, among other things, (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such New Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture and (ii) cause such New Domestic Restricted Subsidiary to promptly execute and deliver to the Trustee a Subsidiary Guarantee;

WHEREAS, on the date hereof, the Company has acquired directly 100% of the outstanding equity in Resolution Specialty Materials Holdings Corp., a Delaware corporation (“RSM”), and has acquired indirectly 100% of the outstanding equity in the New Guarantors;

WHEREAS, on the date hereof, immediately following the execution of this First Supplemental Indenture, RSM, a Restricted Subsidiary of the Company, will be merged with and into the Company in accordance with the provisions of Section 5.1(a) of the Indenture, with the Company as the surviving entity, and as a result of its ceasing to exist following such merger, RSM is not a party to this First Supplemental Indenture and is not executing a Subsidiary Guarantee;

WHEREAS, the New Guarantors are domestic subsidiaries of RSM; and

WHEREAS, pursuant to Section 9.1(vi) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. Each of the New Guarantors hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee on a senior subordinated basis all of the Issuers’ obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture.

SECTION 3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE, THE SECURITIES AND THE SUBSIDIARY GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this First Supplemental Indenture, the Securities or the Subsidiary Guarantees.

SECTION 5. Trustee. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture and in entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 6. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Fist Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS

RESOLUTION PERFORMANCE PRODUCTS CORP.

RPP CAPITAL CORPORATION

By:	/s/ William Carter
	Name:	William Carter
	Title:	Vice President

NEW GUARANTORS

RESOLUTION SPECIALTY MATERIALS LLC

RESOLUTIONS’ JV LLC

LAWTER INTERNATIONAL INC.

RESOLUTION SPECIALTY MATERIALS CAPITAL CORP.

By:	/s/ William Carter
	Name:	William Carter
	Title:	Vice President

TRUSTEE

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Yana Kalachikova
	Name:	Yana Kalachikova
	Title:	Associate